Exhibit 2.1

SALE, PURCHASE AND ESCROW AGREEMENT

This Sale, Purchase and Escrow Agreement (this “Agreement”), dated as of March 17, 2009 (the “Effective Date”), is made by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (“MLP”), KAPALUA LAND COMPANY, LTD., a Hawaii corporation (“KLC” and collectively with MLP, “Seller”), and TY MANAGEMENT CORPORATION, a Hawaii corporation (“Purchaser”), and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement among Seller, Purchaser and TITLE GUARANTY ESCROW SERVICES, INC. (“Escrow Agent”), the consent of which appears at the end hereof.

RECITALS:

A.                                   MLP is the owner of the Land (as defined below) and KLC is the owner of the Improvements (as defined below).

B.                                     Subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Golf Course (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows.

ARTICLE 1

PURCHASE AND SALE

1.1                                 Agreement of Purchase and Sale.  In consideration of the covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the following:

1.1.1                                  Those certain parcels containing approximately 263.422 acres of land located in the County of Maui, State of Hawaii as more particularly described on Exhibit A attached hereto and made a part hereof (“Land”) commonly referred to as the “Kapalua Plantation Golf Course” and all improvements, structures and fixtures (collectively, the “Improvements”) thereon (the Land and Improvements are collectively the “Real Property”);

1.1.2                                  All of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, excluding the Excluded Assets (defined below) and those other items of personal property used exclusively in connection with the operation of the Land and the Improvements as set forth on Exhibit B (collectively, the “Personal Property”);

1.1.3                                  All of Seller’s right, title and interest in and to all intangible personal property relating solely to ownership and operation of the Land and Improvements, excluding the Excluded Assets, but including approvals and permits belonging and appertaining to the Real Property, plans and specifications pertaining to the Improvements, all “Plantation” trademarks and any other words, names, devices, symbols, logos, slogans, designs, brands, service marks, trade names, other distinctive features, or any combination of the foregoing, whether registered or unregistered, used by Seller in connection with the ownership and operation of the Land and Improvements, including the goodwill pertaining thereto.

1.1.4                                  All of Seller’s right, title and interest in and to (i) all assignable equipment leases, service contracts, management agreements and other contracts and agreements listed and described on Exhibit C relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date (as defined in Section 6.1) and (ii) all assignable existing warranties and guaranties issued to Seller in connection with the Improvements or the Personal Property (collectively, the “Contracts”); and

1.1.5                                  All of Seller’s right, title and interest in and to that certain restaurant lease, between Plantation Club Associates, as landlord, and Roy E. Dunn, as tenant, (the “Restaurant Lessee”), dated February 7, 1991, as amended by that certain (i) Amendment and Assignment of Plantation Golf Course Clubhouse Lease; Consent of Landlord dated June 19, 1992, (ii) lease extension letter dated March 8, 1996; (iii) Second Amendment to Lease dated May 6, 2002; (iv) Third Amendment to Lease dated February 18, 2003; (v) Fourth Amendment to Lease dated February 14, 2005; and (vi) letter from Roy E. Dunn regarding exercise of an option to renew dated December 2, 2005 (as amended, the “Restaurant Lease”).

1.2                              Excluded Assets.  The following items  (collectively, the “Excluded Assets”) shall not be included in the definition of “Golf Course,” shall be specifically excluded from the transfer contemplated herein and shall not be conveyed to Purchaser pursuant to the terms hereof:

1.2.1                                  All property owned by Seller or any of its affiliates, not normally located at the Golf Course and used, but not exclusively, in connection with the operation of the Golf Course;

1.2.2                                  All (a) computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by Seller or any affiliate thereof in connection with the property management system, the reservation system, and all future electronic systems developed by Seller or any affiliate thereof for use with respect to the Golf Course, (b) all manuals, brochures, directives, policies, programs and other information issued by Seller, or any of its affiliates, or otherwise used in the operation of the Golf Course, (c)  employee records which must remain confidential either under applicable legal requirements or under reasonable corporate policies of Seller or any affiliate thereof, (d) any right, title or interest in or any goodwill associated with any name containing the name “Kapalua” or any combination or variation thereof and any related trademarks and any other related words, names, devices, symbols, logos, slogans, designs, brands, service marks, trade names, other distinctive features, or any combination of the foregoing, whether registered or unregistered, used by Seller or any of its affiliates, (e) all trade secrets, confidential information and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by Seller or any affiliate thereof, including, without limitation, materials relating to sales and marketing programs, revenue and inventory management programs, processes or systems, brand and pricing strategies, business and technology plans, and research and development reports, and (f) any information or agreements considered confidential or proprietary in nature under an agreement between Seller or any of its affiliates and any other parties, including, but not limited to, lenders, vendors, suppliers or prior owners.  The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible);

1.2.3                                  All inventory for retail sale, all rental clubs, driving range balls, and any other inventory or items owned by Seller and sold from the golf pro shop located on the Land;

1.2.4                                  All personal property owned by the Restaurant Lessee under the Restaurant Lease, including, without limitation, the furnishings and moveable equipment situated in the Restaurant Lease premises, all glassware, china, utensils, inventories and the liquor license;

1.2.5                                  Any capital reserve, personal property reserve and/or tax and insurance escrow for the Golf Course, whether held for the benefit of the holder of a mortgage, loan, deed of trust or other security instrument with respect to the Golf Course; and

1.2.6                                  Working capital associated with or set aside with respect to the Golf Course.

1.3                              Golf Course Defined.  The property described in Section 1.1 is referred to collectively as the “Golf Course.”

ARTICLE 2

PURCHASE PRICE

2.1                              Price.  Seller shall sell and Purchaser shall purchase the Golf Course for a total purchase price of Fifty Million Dollars ($50,000,000) (the “Purchase Price”), as allocated, pursuant to the agreement of Seller and Purchaser, between real and personal property in accordance with Schedule 1 attached hereto and made a part hereof.  Purchaser shall, at least two (2) business days prior to Closing (as defined below), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the Purchase Price.

ARTICLE 3

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1                              Conditions to Purchaser’s Obligation to Purchase.  Purchaser’s obligation to purchase is expressly conditioned upon the satisfaction, or waiver in writing by Purchaser, of each of the following:

3.1.1                                  Performance by Seller.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2                                  Delivery of Title and Possession.  Delivery at the Closing of (i) the Deed (as defined in Section 4.2.1) and other documents to be delivered by Seller pursuant to Section 4.2 below, and (ii) possession as provided in Section 15.1.

3.1.3                                  Title Insurance.  Delivery at the Closing of the current form of eight (8) American Land Title Association extended coverage owner’s policies of title insurance (the “Title Policy”), or an irrevocable commitment to issue the same issued by First American Title Insurance Company (the “Title Company”), consistent in all material respects with a commitment for title insurance issued by Title Company, together with copies of all documents referred to as exceptions therein, containing as encumbrances only those certain encumbrances described in the Deed (as defined below) as “Permitted Encumbrances” and those certain encumbrances described in the New Easements (as defined below) (collectively, the “Title Commitment”).

3.1.4                               Seller’s Representations.  The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing.

3.1.5                               Existing Ground Lease.  Seller having terminated and released of record that certain Plantation Course Lease, dated May 7, 1992 between MLP, as Lessor, and KLC, as Lessee, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 92-079742, as amended by that certain (i) Amendment of the Plantation Course Lease to Withdraw Lot 51 dated December 4, 1995, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 95-166080, and (ii) as partially assigned by Assignment of Lease dated December 19, 1995, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 96-000274 (the “Ground Lease Termination”).

3.1.6                               Lease Agreement.  Execution and delivery by Kapalua Plantation Golf LLC of a lease agreement (the “Lease Agreement”), wherein it will lease the Golf Course after the Closing Date, substantially in the form attached hereto as Exhibit E.

3.1.7                               License Agreements.

(a)                                  Execution and delivery by MLP of a license agreement (the “Seller’s License Agreement”), wherein certain intellectual property rights associated with the “Kapalua” name will be licensed to Purchaser, substantially in the form attached hereto as Exhibit F.

(b)                                 Execution and delivery by Purchaser of a license agreement (the “Purchaser’s License Agreement”), wherein certain intellectual property rights associated with the “Plantation” name will be licensed to MLP (or KLC), substantially in the form of Exhibit G.

(c)                                  The Seller’s License Agreement, and the Purchaser’s License Agreement, are hereinafter sometimes collectively called the “License Agreement.”

3.1.8                                  Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement.  Execution and delivery by MLP (or an affiliate) of a Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement (the “Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement”), the terms, substantially in the form attached hereto as Exhibit H.

3.1.9                                  Water Delivery Agreement.  Execution and delivery by MLP of an Agreement for the Delivery of Water (Kapalua Plantation Golf Course) (the “Water Supply Agreement”) pursuant to which water for use in the operation of the Golf Course will be provided, substantially in the form attached hereto as Exhibit I.

3.1.10                            Golf Facilities Easement.  Execution and delivery by MLP of a Grant of Easement (Golf Course Facilities) regarding the use of the Maintenance Facility, Storage Facility and Dumping Ground on Lot 42 (the “Golf Facilities Easement”) in substantially the form attached hereto as Exhibit J.

3.1.11                            Assignment of Easements.  Execution and delivery by MLP of an Assignment of Easements and Agreements regarding the STP easement, the golf path encroachment agreements and other easements (the “Assignment of Easements”) in substantially the form attached hereto as Exhibit K.

3.1.12                            CC&Rs.  Execution and delivery by MLP of covenants, conditions and restrictions regarding future utility and similar easements and restrictions on the use and development of the Golf Course (the “CC&Rs”), in substantially the form attached hereto as Exhibit L.

3.1.13                            Right of First Offer.  Execution and delivery by MLP of a right of first offer agreement (the “ROFO Agreement”) with respect to that certain golf course commonly referred to as “The Bay Course” and all improvements, structures and fixtures thereon in substantially the form attached hereto as Exhibit M.

3.1.14                            Right of First Refusal.  Execution and delivery by MLP of a right of first refusal agreement (the “ROFR Agreement”) with respect to the Golf Course and all improvements, structures and fixtures thereon in substantially the form attached hereto as Exhibit N.

3.1.15                            Assignment of Contracts.  Execution and delivery by MLP and KLC of an Assignment of Contracts (the “Assignment of Contracts”) in substantially the form attached hereto as Exhibit O.

3.1.16                            Assignment of Restaurant Lease.  Execution and delivery by MLP of an Assignment of Landlord’s Interest in Restaurant Lease (the “Assignment of Restaurant Lease”) in substantially the form attached hereto as Exhibit P.

3.1.17                            Related Agreements.  The execution and/or delivery by Seller, as applicable, of those certain agreements listed in Section 4.2 below.

3.1.18                            Post-Closing Agreement.  Execution and delivery by MLP of a Post-Closing Agreement (the “Post-Closing Agreement”) in substantially the form attached hereto as Exhibit Q.

3.1.19                            Restaurant Lease Estoppel Certificate.  Execution and delivery by the Restaurant Lessee of an estoppel certificate executed by the Restaurant Lessee in the Form of Exhibit R.

3.1.20                            Ritz-Carlton Estoppel Certificate.  Execution and delivery of estoppel certificates for the Second Amended and Restated Golf Course Use Agreement (the “Ritz-Carlton Estoppel Certificate”) executed by W2005 Kapalua/Gengate Hotel Realty, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C. in substantially the forms attached hereto as Exhibit S-1 and Exhibit S-2, respectively (collectively, the “Ritz-Carlton Estoppel Certificate”).

3.1.21                            Association Estoppel Certificates.  Two (2) copies of an estoppel certificate executed by the Kapalua Resort Association (the “Kapalua Resort Association Estoppel Certificate”) substantially in the form of Exhibit T-1 attached hereto and two (2) copies of an estoppel certificate executed by the Plantation Estates Lot Owners’ Association (the “Plantation Estoppel Certificate”) substantially in the form of Exhibit T-2 attached hereto.

3.1.22                            Nondisturbance Agreement.  Execution and delivery of a Nondisturbance Agreement executed by Wells Fargo Bank, N.A. with respect to the Water Supply Agreement and the Lot 42 Agreement (the “Nondisturbance Agreement”) in substantially the form attached hereto as Exhibit U.

3.1.23                            Reliance Letter.  Execution and delivery of a reliance letter executed by Bureau Veritas North America, Inc. (the “Reliance Letter”) in substantially the form attached hereto as Exhibit V.

3.1.24                            Will Serve Letter.  Execution and delivery of a “will serve” letter (the “Will Serve Letter”) signed by Kapalua Water Company, Ltd. in the form of Exhibit W.

3.1.25                            Agreement Regarding Kapalua Club.  Execution and delivery by MLP of a Golf Course Use Agreement (Kapalua Club) (the “Agreement Regarding Kapalua Club”) in substantially the form attached hereto as Exhibit X.

3.1.26                            Wells Fargo Mortgage Release.  Execution and delivery of a recordable partial release of that certain mortgage in favor of Wells Fargo Bank, N.A. affecting the Real Property.

3.1.27                            UCC-1 Termination.  Execution and delivery of a UCC amendment terminating that certain Wells Fargo UCC-1 Financing Statement in favor of Wells Fargo Bank, N.A. as to the Golf Course.

3.1.28                            New Easements.  Execution, delivery and recordation of the following new easements (collectively, the “New Easements”):  (a) Grant of Underground Waterline Easement from Seller to Kapalua Water Company, Ltd., affecting certain existing designated waterline easements within the Land in substantially the form attached hereto as Exhibit EE-1; (b) Grant of Reservoir, Waterline and Well Development Easement from Seller to Purchaser in substantially the form attached hereto as Exhibit EE-2; (c) Grant of Underground Waterline Easement from Plantation Club Associates to Purchaser in substantially the form attached hereto as Exhibit EE-3; (d)  Grant of Underground Waterline Easement from Honolua Ridge LLC to Purchaser in substantially the form attached hereto as Exhibit EE-4; (e) (Reserved); (f)  Grant of Drainage Easement from Seller to Purchaser in substantially the form attached hereto as Exhibit EE-6; (g) Grant of Drainage Easement from Plantation Club Associates to Purchaser in substantially the form attached hereto as Exhibit EE-7; (h) Grant of Drainage Easement from KLC to Purchaser in substantially the form attached hereto as Exhibit EE-8; (i) Grant of Drainage Easement from Purchaser to Seller in substantially the form attached hereto as Exhibit EE-9; and (j) Grant of Trail Easement from Purchaser to Kapalua Resort Association in substantially the form attached hereto as Exhibit EE-10.

3.1.29                            Side Letter Regarding Lease.  Execution and delivery by Kapalua Plantation Golf LLC of a side letter regarding the Lease extension (the “Lease Side Letter”) in substantially the form attached hereto as Exhibit FF.

3.2                                 Conditions to Seller’s Obligation to Sell.  Seller’s obligation to sell is expressly conditioned upon satisfaction or waiver by Seller in writing of each of the following:

3.2.1                                  Performance by Purchaser.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder.

3.2.2                                  Receipt of Purchase Price.  Receipt of the Purchase Price and any adjustments due Seller under Article 7 at the Closing in the manner herein provided.

3.2.3                                  Purchaser’s Representations.  The representations and warranties by Purchaser as set forth in Section 11.2 being true and correct in all material respects as of the Closing.

3.2.4                                  Related Agreements.  The execution and/or delivery, as applicable, by Purchaser of those certain agreements listed in Section 4.1 below.

ARTICLE 4

PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT

4.1                              Purchaser’s Deliveries.  Purchaser shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1                                  Purchase Price.  The Purchase Price as set forth in Article 2.

4.1.2                                  Closing Statement.  An executed settlement statement reflecting the prorations and adjustments required under Article 7.

4.1.3                                  Lease Agreement.  Four (4) executed counterparts of the Lease Agreement, the memorandum thereof and the guaranty thereof.

4.1.4                                  License Agreement.  Four (4) executed counterparts of (a) the Purchaser’s License Agreement and (b) the Seller’s License Agreement.

4.1.5                                  Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement.  Four (4) executed counterparts of the Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement.

4.1.6                                  Water Supply Agreement.  Four (4) executed counterparts of the Water Supply Agreement.

4.1.7                                  Golf Facilities Easement.  Four (4) executed counterparts of the Golf Facilities Easement.

4.1.8                                  Assignment of Easements.  Four (4) executed counterparts of the Assignment of Easements.

4.1.9                                  ROFO Agreement.  Four (4) executed counterparts of the ROFO Agreement and of the memorandum thereof.

4.1.10                            ROFR Agreement.  Four (4) executed counterparts of the ROFR Agreement and of the memorandum thereof.

4.1.11                            Assignment of Contracts.  Four (4) executed counterparts of the Assignment of Contracts.

4.1.12                            Assignment of Restaurant Lease.  Four (4) executed counterparts of the Assignment of Restaurant Lease.

4.1.13                            Post-Closing Agreement.  Four (4) executed counterparts of the Post-Closing Agreement.

4.1.14                            Agreement Regarding Kapalua Club.  Four (4) executed counterparts of the Agreement Regarding Kapalua Club.

4.1.15                            New Easements.  Four (4) executed counterparts of each of the New Easements.

4.1.16                            Lease Side Letter.  Four (4) executed counterparts of the Lease Side Letter.

4.1.17                            Authorization Documents Required by the Title Company.  Such documents or instruments reasonably required by the Title Company concerning Purchaser’s due authorization and execution of the closing documents required to convey the Golf Course pursuant to this Agreement or reasonably requested by Escrow Agent required to close the transactions contemplated hereby.

4.2                              Seller’s Deliveries.  Either or both of MLP and/or KLC, as applicable, at or before the Closing, shall deliver to Escrow Agent each of the following:

4.2.1                                  Deed.  Four (4) executed copies of the Warranty Deed (the “Deed”) with respect to the Real Property in substantially the form of Exhibit Y, pursuant to which Seller shall convey title to the Real Property subject only to the following (collectively, the “Permitted Encumbrances”): (i) non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent; (ii) the Restaurant Lease, and the rights of possession of the Restaurant Lessee thereunder; (iii) all exceptions to title contained or disclosed in the Title Commitment; (iv) any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing; and (v) the New Easements.

4.2.2                                  Bill of Sale.  Four (4) executed copies of a bill of sale (the “Bill of Sale”) in substantially the form of Exhibit Z, with respect to the Personal Property.

4.2.3                                  Lease Agreement.  Four (4) executed counterparts of the Lease Agreement, the memorandum thereof and the guaranty thereof.

4.2.4                                  License Agreement.  Four (4) executed counterparts of (a) the Purchaser’s License Agreement and (b) the Seller’s License Agreement.

4.2.5                                  Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement.  Four (4) executed counterparts of the Partial Assignment and Assumption of Second Amended and Restated Golf Course Use Agreement.

4.2.6                                  Water Supply Agreement.  Four (4) executed counterparts of the Water Supply Agreement.

4.2.7                                  Golf Facilities Easement.  Four (4) executed counterparts of the Golf Facilities Easement.

4.2.8                                  Assignment of Easements.  Four (4) executed counterparts of the Assignment of Easements.

4.2.9                                  CC&Rs.  Four (4) executed originals of the CC&Rs.

4.2.10                            ROFO Agreement.  Four (4) executed counterparts of the ROFO Agreement and of the memorandum thereof.

4.2.11                            ROFR Agreement.  Four (4) executed counterparts of the ROFR Agreement and of the memorandum thereof.

4.2.12                            Assignment of Contracts.  Four (4) executed counterparts of the Assignment of Contracts, and (whether through the closing escrow or through such other method of delivery as the parties may establish) original executed leases (or copies if originals are not in Seller’s possession) and tenant files in the possession of Seller and the contracts assigned thereby, together with any and all consents that may be required from the counterparties to such leases and Contracts.

4.2.13                            Assignment of Restaurant Lease.  Four (4) executed counterparts of the Assignment of Restaurant Lease.

4.2.14                            Notice to Tenant.  A notice signed by Seller addressed to the Restaurant Lessee in the form of Exhibit AA.

4.2.15                            Restaurant Lease Estoppel Certificate.  Two (2) copies of the Restaurant Lease Estoppel Certificate.

4.2.16                            Association Estoppel Certificates.  Two (2) copies of the Kapalua Resort Association Estoppel Certificate and two (2) copies of the Plantation Estoppel Certificate.

4.2.17                            Ritz-Carlton Estoppel Certificate.  Two (2) copies of the Ritz-Carlton Estoppel Certificate executed by Seller, W2005 Kapalua/Gengate Hotel Realty, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C.

4.2.18                            Nondisturbance Agreement.  Four (4) copies of the Nondisturbance Agreement executed by Wells Fargo Bank, N.A. with respect to the Water Supply Agreement and the Lot 42 Agreement.

4.2.19                            Reliance Letter.  Two (2) copies of the Reliance Letter executed by Bureau Veritas North America, Inc.

4.2.20                            Will Serve Letter.  Two (2) copies of the Will Serve Letter signed by Kapalua Water Company, Ltd.

4.2.21                            FIRPTA/HARPTA Affidavits.  One (1) executed copy of an affidavit in the form of Exhibits BB-1 and BB-2 with respect to the Foreign Investment in Real Property Tax Act and one (1) executed copy of an affidavit in the form of Exhibits CC-1 and CC-2.

4.2.22                            Notice of Mortgage, Pledge or Purchase (Hawaii Tax Form D-37).  One (1) executed Hawaii Tax Form D-37 unless previously filed by Purchaser with the Hawaii Department of Taxation.

4.2.23                            Conveyance Tax Certificate (Hawaii Tax Form P-64A) for the Deed.  One (1) executed Hawaii Tax Form P-64A.

4.2.24                            Assignment of Trade Names (Hawaii DCCA Form T-4).  One (1) executed Hawaii DCCA Form T-4 for “The Plantation Club Golf Course” trade name and one (1) executed Hawaii DCCA Form T-4 for “The Plantation Course” trade name.

4.2.25                            Ground Lease Termination.  Two (2) executed Ground Lease Terminations.

4.2.26                            Wells Fargo Mortgage Release.  An executed and recordable partial release of that certain mortgage in favor of Wells Fargo Bank, N.A. affecting the Real Property.

4.2.27                            UCC-1 Termination.  A UCC amendment terminating that certain Wells Fargo UCC-1 Financing Statement in favor of Wells Fargo Bank, N.A. as to the Golf Course.

4.2.28                            Post-Closing Agreement.  Four (4) executed counterparts of the Post-Closing Agreement.

4.2.29                            Agreement Regarding Kapalua Club.  Four (4) executed counterparts of the Agreement Regarding Kapalua Club.

4.2.30                            Closing Statement.  An executed settlement statement reflecting the prorations and adjustments required under Article 7.

4.2.31                            New Easements.  Four (4) executed counterparts of each of the New Easements.

4.2.32                            Lease Side Letter.  Four (4) executed counterparts of the Lease Side Letter.

4.2.33                            Authorization Documents Required by the Title Company.  Such documents or instruments reasonably required by the Title Company concerning Seller’s due authorization and execution of the closing documents required to convey the Golf Course pursuant to this Agreement, including Form B and Form D or reasonably requested by Escrow Agent required to close the transactions contemplated hereby.

4.3                              Failure to Deliver.  The failure of Purchaser or Seller to make any delivery required in accordance with this Article 4, which is not waived by the other party, shall constitute a default hereunder by Purchaser or Seller, as applicable; provided, however, that:

(a)                                  Seller’s failure to deliver either of those items described in Sections 4.2.16 and 4.2.17 shall not constitute a default hereunder by Seller nor give rise to any

Purchaser termination rights hereunder and the applicable provisions of the Post-Closing Agreement shall apply with respect to such event; and

(b)                                 If Seller is unable to deliver any of those items described in Sections 4.2.18, 4.2.26, or 4.2.27 by the Closing Date, the Closing Date shall be extended until such date as Seller is able to deliver such items, provided that if Seller does not deliver such items by the 30th day after the initially-scheduled Closing Date, Purchaser may at any time thereafter elect to terminate this Agreement.  Upon termination pursuant to this Section 4.3(b), Seller shall pay to Purchaser an amount, not to exceed $1,000,000, equal to Purchaser’s total actual legal fees and due diligence expenses incurred in connection with this purchase, and thereafter neither Seller nor Purchaser shall have any further liability or obligations in connection with this Agreement or such termination.  Seller and Purchaser acknowledge and agree that they have freely agreed to such a payment as liquidated damages which are fair and reasonable under the particular circumstances of this transaction, and not as a penalty.

ARTICLE 5

INVESTIGATION OF REAL PROPERTY

5.1                                 Delivery of Documents.  Seller has delivered to Purchaser, the following:

5.1.1                                  Title Commitment.  A copy of the Title Commitment.

5.1.2                                  Leases and Contracts.  Copies of the Restaurant Lease and any service contracts, equipment leases, maintenance agreements and other contracts, if any, listed in the Assignment of Contracts.

5.1.3                                  Plans and Specifications.  To the extent in Seller’s possession, copies of all plans and specifications for the Improvements.

5.1.4                                  Reports.  To the extent in Seller’s possession, copies of all environmental reports, geological reports, engineering reports and archeological reports (if any) prepared by third parties.

5.1.5                                  Permits.  To the extent in Seller’s possession, copies of all governmental permits, certificates of occupancy, site plan approvals, zoning approvals and other approvals, including, without limitation, all development permits, approvals, agreements and entitlements, in each case regarding the Real Property.

5.1.6                                  Operating Statements.  To the extent in Seller’s possession, copies of operating statements with respect to the Golf Course generated by Seller in its ordinary course of business with respect to the previous three (3) calendar years.

5.1.7                                  Property Tax Bills.  To the extent in Seller’s possession, a copy of the current property tax bill and any assessment notices for the current tax fiscal year.

5.1.8                                  Notices of Violation, Litigation.  To the extent in Seller’s possession, copies of any notices of uncured violations issued by any governmental authority as well as copies of any pleadings relating to litigation regarding the Golf Course to the extent any of the foregoing could be binding upon the Golf Course or Purchaser following Closing.

If requested by Seller, Purchaser shall provide written verification of its receipt of those items listed in this Section 5.1.

5.2                                 Physical Inspection of the Real Property.

5.2.1                                  Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees, consultants and agents reasonable access to the Real Property during normal business hours for the limited purposes provided herein.

5.2.2                                  Purchaser and its engineers, architects and other employees, consultants and agents may exercise such access solely for the purposes of (i) reviewing contracts, tenant files, books and records relating to the Real Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (ii) reviewing soils records relating to operating and capital expenses and other instruments and correspondence relating to the Real Property; and (iii) inspecting the physical condition of the Real Property and conducting non-intrusive physical and environmental tests and inspections thereof.  PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE REAL PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT (WHICH SELLER MAY GIVE OR WITHHOLD IN ITS SOLE DISCRETION) AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED AND THE PARTIES ENTERING INTO AN AMENDMENT HERETO MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING.

5.2.3                                  Purchaser agrees that, in the exercise of the right of access granted hereby, it will not unreasonably interfere with or permit unreasonable interference with any person occupying or providing service at the Golf Course.  Purchaser agrees that it or its agents will not communicate with any tenants without the consent of Seller.

5.2.4                                  Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates, subsidiaries, shareholders, officers, directors and agents from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys’ fees and costs (collectively, “Claims”), arising out of or relating to the exercise by Purchaser or its employees, consultants, agents or representatives of the right of access under this Agreement, including, without limitation, any entry on the Golf Course in the course of performing the inspections, testings, or inquiries provided for in this Agreement, excluding, however, any Claim arising out of (i) the gross acts or omissions of Seller or its affiliates, agents or employees or (ii) the mere discovery of an existing condition at or affecting the Golf Course.  The indemnity in this Section 5.2.4 shall survive the Closing or any earlier termination of this Agreement.

5.2.5                                  Purchaser agrees to give Seller prior notice, not less than forty-eight (48) hours prior to the date of any requested inspection or test (or earlier if required by law or pursuant to the provision of any leases), of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do so which Seller expressly reserves.  Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test.  Subject to the provisions of

Section 5.2, Seller agrees to use commercially reasonable efforts to facilitate and cooperate with Purchaser’s conduct of its investigations of or at the Real Property at no material cost to Seller.

5.2.6                                  Purchaser agrees that any inspection, test or other study or analysis of the Real Property shall be performed at Purchaser’s expense and in strict accordance with applicable law.

5.2.7                                  Purchaser agrees at its own expense to promptly repair or restore the Real Property, or, at Seller’s option, to reimburse Seller for any reasonable repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of its condition.  The obligations set forth in this Section 5.2.7 shall survive the Closing or earlier termination of this Agreement.

5.3                                 No Obligation to Cure.  Nothing contained in this Agreement or otherwise shall require Seller to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so; provided, however, that Seller agrees to remove any lien or mortgage the amount of which is liquidated and which has been placed on the Real Property with the approval or consent of Seller and any mechanics lien placed on the Real Property pursuant to works of improvement duly authorized by Seller, provided that Seller may remove any such mechanics lien by causing or enabling the Title Company to irrevocably commit to issuing the Title Policy to Purchaser and its lender, if any, without taking exception for any such lien.

ARTICLE 6

THE CLOSING

6.1                                 Date and Manner of Closing.  Escrow Agent shall close the escrow (the “Closing”) as soon as all conditions to closing contained in this Agreement have been satisfied, which shall in any event be not later than 10:00 a.m. Hawaii time on March 27, 2009 (the “Closing Date”), time being of the essence, subject only to Seller’s express rights provided in Section 4.3(b) and Section 13.4, by recording and delivering all documents and funds as set forth in Article 8.

ARTICLE 7

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1                                 Revenue and Expense Allocations.

7.1.1                                  The following items shall be allocated or prorated at Closing as follows:

(a)                                  Real property taxes for the then current tax fiscal year based upon the latest available tax bills or assessment information.  Such proration shall be calculated based upon the actual number of days in the tax year, with Seller being responsible for that portion of such tax year occurring on and prior to the Closing Date and Purchaser being responsible for that portion of such tax year occurring after the Closing Date.

(b)                                 Special taxes, assessments or water and sewer capacity charges, if any, upon the Golf Course shall be paid by Seller at Closing.

(c)                                  Fuel, electricity, water, sewer, gas, electric, telephone and other utility charges and assigned deposits.  Such proration shall be calculated based upon the actual number of days in the current billing period, with Seller being responsible for that portion of such billing period occurring on and prior to the Closing Date and Purchaser being responsible for that portion of such billing period occurring after the Closing Date.

(d)                                 Purchaser shall receive credit at the Closing for the following:  (i) security deposit received by Seller for the Restaurant Lease in the amount of Ten Thousand Dollars ($10,000); (ii) the prorated portion of any advance rents allocable to the period after the Closing Date and received by Seller from the Restaurant Lessee; and (iii) any unpaid utility charges (including, but not limited to, telephone, electric power, steam, heat, gas, cable TV, water and sewer and any other utility charges) prorated for the period prior to the Closing Date.

(e)                                  Seller shall be responsible for and pay for all other taxes attributable to the ownership and operation of the Golf Course for the period of time prior to the Closing Date.

7.1.2                                  Following the Closing, all employees of Seller shall remain employees of Seller and Purchaser shall have no responsibility with respect to such employees.  Without limiting the generality of the foregoing:

(a)                                  Seller shall be responsible for all wages and other amounts owed to employees of Seller providing services for the Golf Course and all wages and amounts due to employees that do not provide services exclusively on account of the Golf Course.

(b)                                 With respect to hourly employees, Seller shall be responsible for (a) wages of hourly employees; (b) employment and withholding taxes for such employees; and (c) accrued vacation and required contributions to health, pension and other benefit plans for such employees.

(c)                                  With respect to salaried employees, Seller shall be responsible for salaries, employment and withholding taxes, accrued vacation and other employment benefits for salaried employees.

(d)                                 Seller shall hold expenses for pension expenses for eligible employees.

(e)                                  Seller shall be responsible for (a) severance or separation payments, (b) sick pay, and (c) “hospitalization pay,” if any.

7.2                                 Reconciliation and Post-Closing Adjustments.  Except as otherwise provided herein, any item to be allocated or prorated that cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimate of such amount, and shall be the subject of a final proration within ninety (90) days after Closing, or as soon thereafter as a precise amount can be ascertained.  Purchaser shall promptly notify Seller when it becomes aware that any such actual amount has been ascertained.  Once all such items have been ascertained, Purchaser shall prepare a final proration statement which shall be subject to Seller’s approval.  Upon Seller’s acceptance and approval of any such final proration statement, such statement shall be conclusively deemed to be accurate and final and Seller and Purchaser shall each make any further adjustments required by such final proration statement.

7.3                                 Seller’s Closing Costs.  Seller shall pay (i) any conveyance or transfer taxes, (ii) any costs incurred in recording releases of any Seller financing encumbering the Real Property, (iii) one-half (½) of Escrow Agent’s escrow fee or escrow termination charge, (iv) one-half (½) the cost of the basic premium for the ALTA portion of the Title Policy, (v) any brokers commissions payable to Seller’s broker, if any, and Purchaser’s broker pursuant to Seller’s agreements with such brokers, and (vi) Seller’s own attorneys’ fees.

7.4                                 Purchaser’s Closing Costs.  Purchaser shall pay (i) one-half (½) of Escrow Agent’s escrow fee or escrow termination charge, (ii) one-half (½) the cost of the basic premium for the ALTA portion of the Title Policy and the entire cost of ALTA extended coverage to the Title Policy in excess of the cost of the ALTA portion of the Title Policy and any title insurance endorsements ordered by Purchaser or simultaneously issued to Purchaser’s lender, (iii) any costs incurred by Purchaser in connection with Purchaser’s investigation of the Golf Course pursuant to Article 5, (iv) any recording costs including the cost to record the Deed, and (v) Purchaser’s own attorneys’ fees.

7.5                                 Other Closing Costs.  All other closing costs shall be borne by the parties according to custom and practice in Maui, Hawaii.

ARTICLE 8

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1                                 Delivery of the Purchase Price.  At the Closing, Escrow Agent shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs and the Deed is duly recorded.

8.2                                 Other Monetary Disbursements.  Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Purchaser, or order, any excess funds theretofore delivered to Escrow Agent by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.

8.3                                 Recorded Documents.  Escrow Agent shall cause the Deed and any other documents that Seller or Purchaser desires to record to be recorded with the Bureau of Conveyances of the State of Hawaii and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.

8.4                                 All Other Documents.  Escrow Agent shall, at the Closing, deliver, by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was required.

ARTICLE 9

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1                                 Return of Seller’s Documents.  If escrow or this Agreement is terminated for any reason, Purchaser shall, within five (5) days following such termination, deliver to Seller all documents and materials relating to the Golf Course previously delivered to Purchaser by Seller or by third parties at Seller’s direction.  Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller and shall destroy any documents executed by both Purchaser and Seller.  Upon delivery by Escrow Agent to Seller (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.2                                 Return of Purchaser’s Documents.  If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Purchaser and then in Escrow Agent’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller.  Upon delivery by Escrow Agent to Purchaser (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.3                                 No Effect on Rights of Parties; Survival.  The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article 10 with respect to the enforcement of this Agreement.  The obligations under this Article 9 shall survive the termination of this Agreement.

ARTICLE 10

DEFAULT

10.1                           Seller’s Remedies.  If the sale is not completed as herein provided by reason of any default of Purchaser, Seller shall be entitled to all remedies and rights available to it at law or equity.  In addition to any other rights and remedies available to Seller, Seller shall have the right to bring an action against Purchaser seeking expungement or relief from any improperly filed lis pendens, injunction or other restraint for bringing an action for damages as part of a slander of title claim, and/or recovering fees, costs and expenses (including reasonable attorneys’ fees) which Seller may suffer or incur as a result of any Purchaser action but only to the extent that Seller is the prevailing party.  Nothing in this Agreement shall be deemed to limit Purchaser’s liability to Seller for damages or injunctive relief for breach of Purchaser’s indemnity obligations for attorneys’ fees and costs as provided in Section 16.6 below.  The foregoing is not intended to limit Purchaser’s obligations under Section 11.2 and 13.3.

10.2                           Purchaser’s Remedies.  If the sale is not completed as herein provided by reason of any material default of Seller, Purchaser shall be entitled, as its sole and exclusive remedy, to either (i) terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Purchaser in the Golf Course) and, subject to Purchaser’s obligations under  Sections 5.2.4 and 5.2.7, obtain actual out-of-pocket third party expenses or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement; provided, however, Purchaser must, if at all, file its specific performance action within one hundred twenty (120) days of the scheduled Closing Date.  If Seller acts in a manner that precludes Purchaser from pursuing specific performance (e.g., sells the Real Property to a bona-fide third party purchaser without knowledge of this Agreement) then Purchaser shall have the right (without the application of any cap on liability) to pursue against Seller any and all rights and remedies at law or in equity.  Except as provided in the preceding sentence, Purchaser waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, except as provided in the preceding sentence, any right to seek, claim or obtain damages, punitive damages or consequential damages.  Nothing in this Agreement shall, however, be deemed to limit Seller’s liability to Purchaser for damages or for attorney’s fees and costs as provided in Section 16.6 below except as set forth in Section 16.6.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1                           Seller’s Warranties and Representations.  The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct.  If Seller learns of, or has a reason to believe that any of the representations and warranties contained in this Article 11 may cease to be true and correct, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based) and, in such event, Purchaser may terminate this Agreement, upon written notice to Seller, without recourse against Seller; provided, however; Seller cannot act voluntary in a manner which would cause a representation and warranty to become materially incorrect or inaccurate.  As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual current knowledge of Jeff Pearson, with respect to water and sewage issues only, Robert Webber, Ryan Churchill, Gary Planos, Dan Ligienza and Adele Sumida whom Seller represents to be the representatives of Seller having the responsibility for the management and sale of the Golf Course and accordingly the individuals responsible for being informed of matters relevant to this Agreement.  There shall be no duty imposed or implied to investigate, inspect, or audit any such matters, and there shall be no imputed or personal liability on the part of such individuals.  To the extent Purchaser has or acquires actual knowledge prior to the Closing Date that these representations and warranties are inaccurate, untrue or incorrect in any way, Purchaser may proceed to Closing without reduction in the Purchase Price and without recourse against Seller for such misrepresentation, in which even such representation or warranties shall be deemed modified to reflect Purchaser’s actual knowledge.

11.1.1                            Organization.  Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Real Property is located.

11.1.2                            Power and Authority.  Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Except with respect to that certain mortgage in favor of Wells Fargo Bank, N.A. regarding the Real Property, which Seller shall have released in connection with the Closing, neither the execution or delivery of this Agreement nor the performance of Seller’s obligations under this Agreement violate, or will violate, any contract, agreement or instrument to which Seller is a party or by which Seller or the Golf Course is bound, or result in or constitute a violation or breach of any judgment, writ, order, injunction or decree applicable to Seller or the Golf Course.  No consent of any third party, governmental agency or governmental authority is required for the execution of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.  The person executing any instruments for or on behalf of the Seller is fully authorized to act on behalf of Seller and this Agreement is valid and enforceable against Seller in accordance with its terms, and each instrument to be executed by Seller pursuant hereto or in connection therewith will, when executed, be valid and enforceable against Seller in accordance with its terms.

11.1.3                            Proceedings.  To the extent of Seller’s actual knowledge, Seller has not received any written notice of any pending or threatened condemnation or similar proceeding affecting any part of the Golf Course.

11.1.4                            Service Contracts.  To the extent of Seller’s actual knowledge, the Contracts comprise all of the material contracts which will affect the Golf Course on and after the Closing except for those agreements set forth in the Title Policy.  The list of Contracts attached as Exhibit C is true and correct in all material respects.

11.1.5                            Leases.  Except for the Restaurant Lease, Seller has not entered into and has no actual knowledge of any other leases or other agreements (whether oral or written) affecting or relating to the right of any party with respect to the right to occupancy of the Real Property or any portion thereof.

11.1.6                            Compliance.  To the extent of Seller’s actual knowledge, Seller has not received written notice from any governmental authority that the Golf Course is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied.  To the extent of Seller’s actual knowledge, the Golf Course is in material compliance with all applicable permits, approvals, licenses, certificates, covenants, conditions, restrictions, leases, easements and agreements of any kind or nature affecting the Golf Course.

11.1.7                            Litigation.  To the extent of Seller’s actual knowledge, Seller has received no written notice of material litigation pending with respect to the Golf Course which will affect Seller’s ability to comply with its obligations under this Agreement or could materially affect the use, value, marketability, operation or development of the Golf Course.

11.1.8                            Bankruptcy.  There has not occurred the making by Seller of any general assignment for the benefit of creditors, or the filing against Seller of a petition to have Seller adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, or the appointment of a trustee or receiver to take possession of substantially all of the interest of Seller in the Real Property, or the attachment, execution or judicial seizure of substantially all the assets of Seller or the interests of Seller in the Real Property or any legal proceeding in which Seller is adjudicated as being, or stipulates to being, insolvent or unable to pay its debts as they come due.

11.1.9                            OFAC.  Seller is in compliance with, and, to extent of Seller’s actual knowledge, all beneficial owners of Seller are in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other executive orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).  Neither Seller nor, to the extent of Seller’s actual knowledge, any beneficial owner of Seller:

(a)                                is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(b)                               has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c)                                is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.1.10                      Foreign Person.  Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service (collectively, the “Code”), and applicable regulations, and is not a “nonresident person”, as that term is used in Section 235-68 of the Hawaii Revised Statutes, as amended.

11.1.11                      No Use or Zoning Changes.  Seller has not received written notice of any plan, study or effort by any governmental agency or authority that would materially adversely affect the present use or zoning of any portion of the Golf Course or that would modify or realign any street or highway adjacent to the Golf Course.

11.1.12                      No Assessments or Deferred Taxes.  To Seller’s actual knowledge, except as shown on the Title Policy, there are no outstanding, pending or proposed special assessments or special real property related taxes, including any deferred money payments or performances on account of any subdivision or change in zoning or land use classification, affecting the Real Property or any acts or omissions of Seller that would result in the imposition of any deferred or “roll back” taxes with respect to the Real Property.

11.1.13                      Environmental Matters.  To the extent of Seller’s actual knowledge, the Real Property is free from any flammable explosives, radioactive materials, asbestos, lead based paint, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” (collectively, “Hazardous Materials”) under any federal, state or local laws, ordinances or regulations, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or about the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 704, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and regulations now or hereafter adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”), except in compliance with the Hazardous Materials Laws or for normal amounts of pesticides, herbicides or cleaning and maintenance supplies in customary amounts used in the operation of a golf course and at all times used, stored and maintained in accordance with Hazardous Materials Laws.  To the extent of Seller’s actual knowledge, the Real Property is not currently used in a manner, and no prior use has occurred, which violates any

Hazardous Materials Laws.  To the extent of Seller’s actual knowledge, Seller has not received any notice from a governmental agency for violation of Hazardous Materials Laws.

11.1.14                      Wetlands.  To the extent of Seller’s actual knowledge, there are no areas of the Land subject to wetlands regulation or the jurisdiction of any federal, state or county agency regulating and controlling wetlands, and no such agency has made a determination that any wetland exists on the Land.

11.1.15                      Historic Sites.  To the extent of Seller’s actual knowledge, the Real Property does not contain any buildings, structures, objects, districts, areas or sites of prehistoric, historic or archeological interest or significance or any site eligible for listing on the National Register of Historic Places.

11.1.16                      Endangered Species.  To the extent of Seller’s actual knowledge, the Land does not contain any aquatic life, wildlife or plant defined as or included in the definition of “endangered species” under any federal, state, or local laws, ordinances or regulations relating to the conservation, preservation, management or protection of any endangered species or critical habitat upon which any endangered species depends.

11.1.17                      Disability Access.  To the extent of Seller’s actual knowledge, all Improvements within the Land comply with all governmental requirements regarding access of disabled persons including, without limitation, Titles III and V of the Americans With Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq. or any other similar federal, state or local laws or ordinances and regulations promulgated there under.

11.1.18                      County Agreements.  To the extent of Seller’s actual knowledge, Seller has performed each and every material obligation contained in the agreements with the County of Maui and the Department of Water Supply of the County of Maui affecting the Real Property capable of being performed by Seller prior to the Closing Date and, to the extent of Seller’s actual knowledge, has taken no action as of the Closing Date that will impose any obligation on the Real Property or the Purchaser under such agreement following the Closing Date.

11.1.19                      Full Disclosure.  To the extent of Seller’s actual knowledge, the due diligence information provided by Seller to Purchaser, including all financial statements, is true and complete in all material respects and to the best of Seller’s actual knowledge, Seller has not failed to disclose to Purchaser any facts or information known to Seller material to the title, condition, use or operation of the Real Property or the Personal Property or any portion thereof.

11.1.20                      Plant and Equipment.  To the best of Seller’s actual knowledge, and except as previously disclosed to Purchaser or otherwise described on the Exhibit DD maintenance schedule attached hereto and made a part hereof, the electrical, plumbing, heating and cooling systems and appliances, if any, in the Improvements on the Land are in good working order; the roofs, structural components and foundations of the Improvements on the Land are performing the function for which they were intended and are not in need of repair; there are no unusual drainage conditions or evidence of termites, mold, mildew, or excessive moisture adversely affecting the Land and Improvements thereon; and the electrical, telephone, gas, water, and waste disposal systems serving the Land and the Improvements are adequate, not in need of repair and are performing the functions for which they were intended.

11.2        Purchaser’s Warranties and Representations.  The matters set forth in this Section 11.2 constitute representations and warranties by Purchaser which are now and shall, at the Closing, be true and correct.

11.2.1        Power and Authority.  Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Neither the execution or delivery of this Agreement nor the performance of Purchaser’s obligations under this Agreement violate, or will violate, any contract, agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or will result in or constitute a violation or breach of any judgment, writ, order, injunction or decree applicable to Purchaser.  No consent of any third party, governmental agency or governmental authority is required for the execution of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.  The person executing any instruments for or on behalf of Purchaser is fully authorized to act on behalf of Purchaser and this Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant hereto or in connection therewith will, when executed, be valid and enforceable against Purchaser in accordance with its terms.

11.2.2        Independent Investigation.  The consummation of this transaction shall constitute Purchaser’s acknowledgment that it has independently inspected and investigated the Golf Course and has made and entered into this Agreement based upon the representations and warranties of Seller contained in this Agreement and the documents and agreements to be delivered by Seller at Closing and inspection and investigation and its own examination of all aspects of the Golf Course, including, without limitation, its economic and functional viability, physical condition and surroundings, title matters and compliance with all laws.

11.2.3        Bankruptcy.  There has not occurred the making by Purchaser of any general assignment for the benefit of creditors, or the filing against Purchaser of a petition to have Purchaser adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, or the appointment of a trustee or receiver to take possession of substantially all of the interest of Purchaser’s assets, or the attachment, execution or judicial seizure of substantially all the assets of Purchaser or any legal proceeding in which Purchaser is adjudicated as being, or stipulates to being, insolvent or unable to pay its debts as they come due.

11.2.4        OFAC.  Purchaser is in compliance with, and, to Purchaser’s knowledge, all beneficial owners of Purchaser are, in compliance with the requirements of the Orders.  Neither Purchaser nor, to the best of Purchaser’s knowledge, any beneficial owner of Purchaser:

(a)           is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists;

(b)           has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c)           is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.2.5        No Other Warranties and Representations.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER CLOSING DOCUMENTS

OR INSTRUMENTS DELIVERED BY SELLER AT CLOSING, SELLER HAS NOT MADE, MAKES OR HAS AUTHORIZED ANYONE TO MAKE, ANY WARRANTY OR REPRESENTATION AS TO THE LEASES, THE CONTRACTS, ANY WRITTEN MATERIALS DELIVERED TO PURCHASER, THE PERSONS PREPARING SUCH MATERIALS, THE PRESENT OR FUTURE PHYSICAL CONDITION, DEVELOPMENT POTENTIAL, ZONING, BUILDING OR LAND USE LAW OR COMPLIANCE THEREWITH, THE OPERATION, INCOME GENERATED BY, OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE GOLF COURSE OR ANY MATTER OR THING PERTAINING TO THIS AGREEMENT.  PURCHASER EXPRESSLY ACKNOWLEDGES THAT NO SUCH WARRANTY OR REPRESENTATION HAS BEEN MADE BY SELLER OR ITS AGENTS, BROKERS OR REPRESENTATIVES, OR BY ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AND THAT PURCHASER IS NOT RELYING ON ANY WARRANTY OR REPRESENTATION WHATSOEVER OTHER THAN AS IS EXPRESSLY SET FORTH IN THIS ARTICLE 11 OR IN ANY OF THE CLOSING DOCUMENTS ATTACHED AS EXHIBITS HERETO.  PURCHASER EXPRESSLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT IS ACQUIRING AND ACCEPTING THE GOLF COURSE “AS IS WITH ALL FAULTS” AND IN ITS CONDITION ON THE DATE OF CLOSING SUBJECT ONLY TO THE EXPRESS PROVISIONS OF THIS AGREEMENT AND THE OTHER CLOSING DOCUMENTS AND INSTRUMENTS.

11.2.6         No Environmental Representations.  Except as set forth in Section 11.1.13, Seller makes no representations or warranties as to whether the Golf Course contains asbestos, lead based paint, radon or any other Hazardous Materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any.  Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos, lead based paint, radon or any Hazardous Materials or harmful or toxic substances or any compliance by Seller with respect thereto, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

11.2.7         Release of Claims.  Subject to the express provisions hereof, Purchaser acknowledges and agrees that Seller makes no representation or warranty as to, and Purchaser waives and releases Seller from any present or future claims, whether known or unknown, foreseeable or otherwise, arising from or relating to, the Golf Course, this Agreement or the transactions contemplated hereby, including, without limitation, the physical condition of the Golf Course and the presence or alleged presence of asbestos, radon or any Hazardous Materials or harmful or toxic substances in, on, under or about the Golf Course, including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law.  Nothing contained in this Section 11.2.7 shall release Seller from (i) Seller’s fraud or Seller’s breach of this Agreement (ii) claims by the Equal Protection Agency and State of Hawaii Department of Health against Seller for events that occurred prior to Closing and (iii) third party claims against Seller for actions of Seller first occurring or arising prior to Closing.

Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

TY Management Corporation

By
Tadashi Yanai
President

Purchaser

This Section 11.2.7 shall survive the Closing.

ARTICLE 12

CASUALTY AND CONDEMNATION

Promptly upon learning thereof, Seller shall give Purchaser written notice of any condemnation, damage or destruction of the Real Property occurring prior to the Closing together with, in the case of a casualty, a reasonably detailed estimate of the cost to repair the damage or destroyed Real Property prepared by a third party engineer or contractor retained by Seller.  If prior to the Closing all or a material portion of the Real Property is condemned, damaged or destroyed, Purchaser shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance applicable to the period prior to Closing) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy or the amount of any uninsured loss, provided Seller has not terminated this Agreement in accordance with this Article 12, and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or payments not theretofore received by Seller, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within twenty (20) days after Purchaser has received written notice from Seller of such material condemnation, damage or destruction and, if necessary, the Closing date shall be extended to give Purchaser the full twenty (20) day period to make such election.  If, prior to the Closing, a portion of the Real Property is condemned, damaged or destroyed and such portion is not a material portion of the Real Property, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies or the amount of any uninsured loss, provided Seller has not terminated this Agreement in accordance with this Article 12, shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Purchaser all of Seller’s right, title and interest in any unpaid awards or payments.  Seller shall not settle any insurance or condemnation claim with respect to the Real Property following the Effective Date without first receiving Purchaser’s prior written consent thereto, which shall not be unreasonably withheld.  For purposes of this Article 12, the term “material portion” shall mean (A) damage that will cost in excess of Five Million Dollars ($5,000,000), or will take longer than six months, to repair, or (B) condemnation that results in a taking of any of the Improvements, any parking spaces, any ingress or egress or any other portion of the Real Property which, in each case, in Seller’s reasonable judgment, would materially affect the use, value, operation or legal compliance of the Real Property.  If the damage or destruction arises out of an uninsured risk and the reasonable cost for repairing such damage or destruction not covered by insurance exceeds Five Million Dollars ($5,000,000), Seller shall elect, by written notice within ten (10) days of the occurrence of such damage or destruction either to terminate this Agreement or to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Real Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser.

ARTICLE 13

CONDUCT PRIOR TO CLOSING

13.1        Conduct.  From and after the date hereof, Seller shall operate and maintain the Golf Course in accordance with its standard business procedures (including, without limitation, making vacant units rent ready in its normal course of business); provided, however, that Seller shall have no obligation to make any capital expenditures.

13.2        Actions Prohibited.  Seller shall not, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed:  (i) make any material structural alterations or additions to the Real Property except as (a) in the ordinary course of operating the Real Property, (b) required for maintenance and repair or (c) required by any of the leases or the Contracts; (ii) sell, transfer, encumber or change the status of title of all or any portion of the Golf Course; (iii) change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or (iv) cancel, amend or modify, in a manner materially adverse to the Real Property, any license or permit held by Seller with respect to the Real Property or any part thereof which would be binding upon Purchaser after the Closing.

13.3        Confidentiality.  Seller and Purchaser shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Purchaser, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than investors or prospective investors in Seller or Purchaser, Purchaser’s lender, or the principals of the Broker, Escrow Agent, Title Company, Purchaser’s advisors or consultants and such other persons whose assistance is required in carrying out the terms of this Agreement, or to governmental agencies if and to the extent required to verify the zoning and entitlements of the Real Property.  Neither Seller nor Purchaser shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other party.  Purchaser agrees that all documents and information regarding the Golf Course of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Golf Course (collectively, the “Proprietary Information”) are confidential and Purchaser shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Golf Course, and only after procuring such person’s agreement to abide by these confidentiality restrictions.  This Section 13.3 shall survive the Closing or termination of this Agreement.

13.4        Right to Cure.  If any title defect or other matter which would entitle Purchaser to terminate this Agreement shall arise prior to the Closing or if Seller shall have breached any representation or warranty hereunder, Seller may elect, by written notice to Purchaser, to cure such title defect or other matter by causing it to be removed, insured over or bonded to cure such breach or cure such breach of any representation or warranty hereunder, and Seller may adjourn the Closing for up to twenty (20) days to do so in which event Seller will give Purchaser not less than five (5) business days notice of the date of Closing.  Nothing contained in this Section 13.4 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so except as otherwise expressly provided herein.

13.5        Additional Information.  Promptly after receipt thereof, Seller shall provide copies to Purchaser of any written notices received by Seller from any governmental agency, which notices relate to the Golf Course or the ownership, management, leasing, maintenance, repair or operation thereof.  Within ten (10) days of generating or receiving, as applicable, any new Golf Course operating statements or updates of existing Golf Course operating statements, Seller shall deliver copies thereof to Purchaser.

ARTICLE 14

NOTICES

14.1        Generally.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others) and the same shall be delivered either (i) by hand, (ii) by mail, postage prepaid and registered or certified with return receipt requested, (iii) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, or (iv) by facsimile transmission or email with a hard copy to follow by Federal Express or similar expedited commercial carrier.

14.2        Receipt of Notices.  All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt or upon the date of receipt of refusal.  Notices or other communications (i) given by mail will be presumed received on the fifth business day after they are mailed, (ii) given by Federal Express or similar expedited commercial carrier will be presumed received on the next business day after they are sent, (iii) given by facsimile transmission will be presumed received at the time indicated in the recipient’s automatic acknowledgment, and (iv) given by email will be presumed received on the day the email is sent.  Whenever under this Agreement a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day.

14.3        Addresses.  All such notices shall be addressed,

if to Seller, to:
Maui Land & Pineapple Company, Inc.
PO Box 187
Kahului, Hawaii  96733-6687
Attention: Robert I. Webber
Email: robert.webber@mlpmaui.com
Telephone: (808) 669-5625
Facsimile: (808) 669-5454

with a copy to:
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, California  90048
Attention: Rick S. Kirkbride
Email: rickkirkbride@paulhastings.com
Telephone: (213) 683-6261
Facsimile: (213) 996-3261

if to Purchaser, to:
TY Management Corporation

c/o Fast Retailing Co., Ltd.

1-13-12, Kudankita, Chiyoda-Ku

Tokyo, 1020073 Japan

Attention: Hiroyuki Uchida

Email: hiroyuki.uchida@fastretailing.com

Telephone: (81-3) 6272-0040

Facsimile: (81-3) 6272-0060

with a copy to:
Carlsmith Ball LLP
One Main Plaza, Suite 400
2200 Main Street, P.O. Box 1086
Wailuku, Maui, HI  96793-1086
Attention: B. Martin Luna, Esq.
Email: bml@carlsmith.com
Telephone: (808) 242-4535
Facsimile: (808) 244-4974

with a copy to:
Carlsmith Ball LLP
ASB Tower, Suite 2200
1001 Bishop Street
Honolulu, HI  96813
Attention: Robert E. Strand, Esq.
Email: rstrand@carlsmith.com
Telephone: (808) 523-2525
Facsimile: (808) 523-0842

if to Escrow Agent, to:
Title Guaranty Escrow Services, Inc.
235 Queen Street
Honolulu, Hawaii  96813
Attn: Ms. Ann Oshiro
Email: aoshiro@tghawaii.com
Phone: (808) 521-0213
Fax: (808) 521-0280

14.4        Address Changes.  By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right, from time to time and at any time during the term of this Agreement, to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

ARTICLE 15

TRANSFER OF TITLE AND POSSESSION

15.1        Transfer of Possession.  Possession of the Real Property shall be transferred to Purchaser at the time of the recordation of the Deed subject only to the Permitted Encumbrances.

15.2        Delivery of Documents at Closing.  At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments, records, keys and other Personal Property to be conveyed hereunder in the possession of Seller or its agents which are necessary for the ownership and operation of the Golf Course.

ARTICLE 16

GENERAL PROVISIONS

16.1        Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.2        Exhibits.  All exhibits referred to herein and attached hereto are a part hereof.

16.3        Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4        Broker.  Seller acknowledges that Purchaser has procured the services of Roy Sakamoto (“Broker”), and Seller shall be responsible for any fee or commission payable to Broker as a result of the sale of the Golf Course pursuant to this Agreement.  Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than Broker by, through or on account of any act or alleged act of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.  The provisions of this Section 16.4 shall survive Closing or earlier termination of this Agreement.

16.5        Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.6        Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including, but not limited to, service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.7        Governing Law.

16.7.1         This Agreement shall be construed and enforced in accordance with the laws of the State of Hawaii.

16.7.2         For the purposes of any suit, action or proceeding involving this Agreement, Seller and Purchaser hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of Hawaii and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service; provided that a reasonable time for appearance is allowed, and Purchaser agrees that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party.  In furtherance of such agreement, Purchaser agrees upon the request of any party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

16.7.3         Purchaser hereby irrevocably waives any objection that Purchaser may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Hawaii and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.7.4         EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE GOLF COURSE, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING

16.8        Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.

16.9        Survival of Warranties; Limitation on Liability.  Only the warranties and representations contained in Sections 11.1. and 11.2 shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, provided that (i) such representations and warranties (but not such provisions) shall cease and terminate twenty-four (24) months after the date of Closing, except in respect of any representation or warranty as to which Purchaser or Seller, as the case may be, shall have commenced, on or before such twenty-four (24) month anniversary, a legal proceeding based on the breach thereof as of the date of Closing, and then only for so long as such proceeding shall continue and limited to the breach therein claimed and (ii) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties shall not exceed Fifteen Million Dollars ($15,000,000) (the “Cap”).  No representation and warranty contained in any of the documents delivered by Seller at Closing pursuant to Section 4.2 shall be subject to the time limitation or Cap described in this Section 16.9.  Seller shall have no liability to Purchaser after Closing for any matter disclosed in writing by Seller or actually known by Purchaser prior to Closing, including, without limitation, any matter that Purchaser is deemed to have knowledge of pursuant to Section 11.2 above.  Seller covenants and agrees that Seller shall maintain a net worth equal to the Cap for a period of time equal to the greater of (i) twenty-four (24) months following the Closing or (ii) the final adjudication of any claim or action or lawsuit timely raised prior to the expiration of such twenty-four (24) month period.

16.10      Assignment by Purchaser.  Purchaser may not assign its rights under this Agreement without the prior written approval of Seller in its sole and absolute discretion.  Notwithstanding the foregoing, Purchaser shall have the right to assign its right, title and interest in and to this Agreement to a Permitted Assignee (defined below) by written notice to Seller no later than five (5) days prior to the Closing Date, without approval of Seller.  For purposes of this Paragraph, a “Permitted Assignee” shall mean (i) any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser, as the case may be, (ii) to the extent not covered by clause (i) above, any entity in which Purchaser or any entity controlling, controlled by, or under common control with Purchaser is the managing member, general partner or manager of such assignee or of such assignee’s managing member, general partner or manager and (iii) any fund owned, managed or advised by Purchaser.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.  Purchaser shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment.

16.11      Severability.  If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.12      Assignment; Successors and Assigns.  Except as otherwise provided herein, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other party.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

16.13      Interpretation.  Seller and Purchaser each acknowledge to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.14      Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.  A facsimile copy of a signature shall constitute an original signature for purposes of the execution of this Agreement.

16.15      Recordation.  This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.16      Limitation on Liability.  No shareholder, partner, officer, employee or agent of or consultant to or of Seller shall be held to any personal liability hereunder.

16.17      Business Day.  As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the State of Hawaii shall be permitted or required to close.  If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Hawaii, then the time of such period shall be extended to the next date which is not a Saturday, Sunday or legal holiday.

16.18      Waivers, Etc.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

16.19      Relationship.  Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser and landlord and prospective tenant, as the case may be.

ARTICLE 17

ESCROW AGENT DUTIES AND DISPUTES

17.1        Other Duties of Escrow Agent.  Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof.  Escrow Agent’s only duties and responsibilities with respect to any funds deposited with Escrow Agent pursuant to the terms hereof (the “Deposit”) shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct.  Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement.  Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants.  Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

17.2        Disputes.  Escrow Agent is acting as a stakeholder only with respect to the Deposit.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding.  Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and reasonably believed by it to be authentic.  If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of Hawaii pending a determination.  Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent by the party determined not to be entitled to the Deposit.  Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.  In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit.

17.3        Reports.  Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Code (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER:

MAUI LAND & PINEAPPLE COMPANY, INC.,

a Hawaii corporation

By:	/s/ Robert I. Webber	By:	/s/ Ryan Churchill

Name:	Robert I. Webber	Name:	Ryan Churchill

Title:	Executive Vice President	Title:	Senior Vice President

KAPALUA LAND COMPANY, LTD.,
a Hawaii corporation

By:	/s/ Robert I. Webber	By:	/s/ Ryan Churchill

Name:	Robert I. Webber	Name:	Ryan Churchill

Title:	Executive Vice President	Title:	Senior Vice President

PURCHASER:

TY MANAGEMENT CORPORATION,
a Hawaii corporation

By:	/s/ Tadashi Yanai

Name:	Tadashi Yanai

Title:	President